UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2006

CALLWAVE, INC.

(Exact Name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-50958	77-0490995
(Commissioner File Number)	(IRS Employer Identification No.)

136 West Canon Perdido Street, Suite A, Santa Barbara, California 93101

(Address of principal executive offices)

(805) 690-4100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 30, 2006, Michael S. Noling, resigned from the Board of Directors (the “Board”) of CallWave, Inc., a Delaware corporation (the “Company”). Mr. Noling’s resignation was not a result of any disagreement with the Company’s operations, policies or practices. At the time of the resignation, Mr. Noling served as Chairman of the Company’s Audit Committee and was a member of the Compensation and Corporate Governance Committees.

On October 2, 2006, Raj Raithatha was elected to serve as a Class I member of the Board. Mr. Raithatha previously served as Chief Executive Officer of Versatel International NV, a leading provider of fixed telephony, data, internet and mobile telephony products serving the Dutch and Belgian markets. Prior to being named Chief Executive Officer at Versatel, Mr. Raithatha served as the company’s Chief Financial Officer. Prior to joining Versatel, Mr. Raithatha served as the European Chief Financial Officer for ACC Corporation, a provider of long distance switched and private line telecommunications services for voice and data transmission to the northeastern United States, Canada and the United Kingdom. Mr. Raithatha, has also held senior management positions at Bay Trading, Securiguard Group, Plc. LTD and KPMG. Mr. Raithatha holds a degree in economics and mathematics from the University of Cardiff, Wales and is a Qualified Charted Accountant.

Mr. Raithatha will be appointed as Chairman of the Audit Committee and a member of the Corporate Governance Committee. Mr. Raithatha and the Company executed an Indemnification Agreement.

On October 2, 2006, Osmo Hautanen was elected to serve as a Class II member of the Board. Mr. Hautanen currently serves as the Chief Executive Officer of Magnolia Broadband, Inc., a fabless semiconductor-design company for the cellular communications industry. Prior to joining Magnolia, Mr. Hautanen served as the Chief Executive Officer of Fenix LLC, the holding company for Union Pacific Corporation’s extensive portfolio of technology assets as well as Chief Executive Officer of Denver based Formus Communications, an international wireless communications company. Mr. Hautanen also served as President of Americas for Philips Consumer Communications group in a joint venture between Philips Electronics and Lucent. Prior to joining Philips, Mr. Hautanen was an 18 year veteran of Nokia, where he built a new division for Personal Communications Services in 1994, which lead Nokia’s dominance in the North American handset market. He also served in multi-discipline roles within Nokia and was a member of their Management Board. Mr. Hautanen holds a Bachelor of Science in Control Engineering from the Technical College of Varkaus (Finland), as well as an MBA in international business from Georgia State University. Mr. Hautanen is fluent in Finnish, German and English.

Mr. Hautanen will be appointed as a member of the Audit Committee and a member of the Compensation Committee. Mr. Hautanen and the Company executed an Indemnification Agreement.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

10.1	Indemnification Agreement by and between the Company and Raj Raithatha.

10.2	Indemnification Agreement by and between the Company and Osmo A. Hautanen.

99.1	Press Release dated October 5, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLWAVE, INC., a Delaware corporation

Date: October 5, 2006	By:	/s/ Mark Stubbs
Mark Stubbs Chief Financial Officer